Exhibit 4(cc)

DECLARATION OF TRUST

OF

FIFTH THIRD CAPITAL TRUST IX

THIS DECLARATION OF TRUST is made as of March 7, 2008 (the “Declaration”), by and between Fifth Third Bancorp, an Ohio corporation, as sponsor (the “Sponsor”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”). The Sponsor and the Trustee hereby agree as follows:

1. The trust created hereby shall be known as “Fifth Third Capital Trust IX” (the “Trust”), in which name the Trustee or the Sponsor, to the extent provided herein, may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2. The Sponsor hereby assigns, transfers, conveys and sets over to the Trust the sum of $10. Such amount shall constitute the initial trust estate. It is the intention of the parties hereto that the Trust created hereby constitute a statutory trust under Chapter 38 Title 12 of the Delaware Code, 12 Del.C. Section 3801, et, seq. (the “Statutory Trust Act”), and that this document constitute the governing instrument of the Trust. The Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in such form as the Trustee may approve.

3. The Sponsor and the Trustee will enter into an amended and restated Trust Agreement or Declaration satisfactory to each such party to provide for the contemplated operation of the Trust created hereby and the issuance of the Preferred Securities and Common Securities referred to therein. Prior to the execution and delivery of such amended and restated Trust Agreement or Declaration, the Trustee shall not have any duty or obligation hereunder with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise. Notwithstanding the foregoing, the Trustee may take all actions deemed proper as are necessary to effect the transactions contemplated herein.

4. The Sponsor, as sponsor of the Trust, is hereby authorized, in its discretion, (i) to prepare and file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “1933 Act”) one or more registration statements on Form S-3, or amendments thereto, in preliminary and final form relating to the offering and sale of Preferred Securities of the Trust, and such other forms or filings as may be required by the 1933 Act, the Securities Exchange Act of 1934, as amended, or the Trust Indenture Act of 1939, as amended, in each case relating to the Preferred Securities of the Trust; (ii) to file and execute on behalf of the Trust, such applications, reports, surety bonds, irrevocable consents, appointment of attorney for service of process and other papers and documents that shall be necessary or desirable to register or establish the exemption from registration of the Preferred Securities of the Trust under the securities or “Blue Sky” laws of such jurisdictions as the Sponsor, on behalf of the Trust, may deem necessary or desirable; (iii) to execute and file an application, and all other applications, statements, certificates, agreements and other instruments that shall be necessary or desirable, to the Private Offerings, Resales and Trading through Automated Linkages (“PORTAL”) Market and, if and at such time as determined by the Sponsor, to the New York Stock Exchange or any other national stock exchange or the NASDAQ National Market for listing or quotation of the Preferred Securities of the Trust; (iv) to execute and deliver letters or documents to, or instruments for filing with, a depository relating to the Preferred Securities of the Trust; and (v) to execute, deliver and perform on behalf of the Trust one or more underwriting agreements, purchase agreements, registration rights agreements, dealer managers agreements, escrow agreements and other related agreements providing for or relating to the sale of the Preferred Securities of the Trust.

In the event that any filing referred to in this Section 4 is required by the rules and regulations of the Commission, PORTAL, or state securities or Blue Sky laws to be executed on behalf of the Trust by the Trustee, the Trustee in its capacity as trustee of the Trust, is hereby authorized and directed to join in any such filing and to execute on behalf of the Trust any and all of the foregoing, it being understood that the Trustee, in its capacity as trustee of the Trust, shall not be required to join in any such filing or execute on behalf of the Trust any such documents unless required by the rules and regulations of the Commission, PORTAL or state securities or Blue Sky laws.

5. The Declaration may be executed in one or more counterparts.

6. The number of trustees of the Trust initially shall be one (1) and thereafter the number of trustees of the Trust shall be such number as shall be fixed from time to time by a written instrument signed by the Sponsor which may increase or decrease the number of trustees of the Trust; provided, however, that to the extent required by the Statutory Trust Act, one trustee of the Trust shall either be a natural person who is a resident of the State of Delaware or, if not a natural person, an entity which has its principal place of business in the State of Delaware. Subject to the foregoing, the Sponsor is entitled to appoint or remove without cause any trustee of the Trust at any time. Any trustee of the Trust may resign upon thirty days’ notice to the Sponsor.

7. This Declaration shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to conflict of laws principles).

8. To the fullest extent permitted by applicable law, the Sponsor shall indemnify and hold harmless the Trustee from and against any loss, damage or claim incurred by the Trustee by reason of any act or omission performed or omitted by the Trustee in good faith on behalf of the Trust and in a matter the Trustee reasonably believed to be within the scope of authority conferred on the Trustee by this Declaration, except that the Trustee shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by the Trustee by reason of gross negligence or willful misconduct with respect to such acts or omissions.

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IN WITNESS WHEREOF, the parties hereto have caused this Declaration to be duly executed as of the date and year first above written.

FIFTH THIRD BANCORP, as Sponsor

By:	/s/ Paul L. Reynolds
Name:	Paul L. Reynolds
Title:	Executive Vice President and General Counsel

WILMINGTON TRUST COMPANY, as trustee

By:	/s/ J. Christopher Murphy
Name:	J. Christopher Murphy
Title:	Financial Services Officer